WILLIAMS LAW GROUP, P.A.

2503 West Gardner Court

Tampa, FL  33611

February 28, 2006

Pro Travel Network, Inc.

Re: Registration Statement on Form SB-2

Gentlemen:

     I have acted as your counsel in the preparation on a Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of Pro Travel Network, Inc.  (the "Stock").

     In so acting,  I have examined and relied upon such records,  documents and other  instruments  as in our judgment are necessary or  appropriate in order to express the opinion  hereinafter  set forth and have assumed the  genuineness of all signatures,  the authenticity of all documents submitted to us as originals, and the  conformity  to original  documents  of all  documents  submitted  to us certified or photostatic copies.

Based on the foregoing, I am of the opinion that:

     The  Stock has been duly and validly issued, is fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Act, or the general rules and regulations thereunder.

Very truly yours,

/S/Michael T. Williams

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Michael T. Williams